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                                                            Exhibit 10(iii).7


                                BALLY'S
                              park place
                         CASINO HOTEL & TOWER



                                                                 March 15, 1993




Mr. C. Patrick McKoy
Bally's Park Place, Inc.
Park Place and the Boardwalk
Atlantic City, New Jersey 08401

Dear Pat:

This letter will confirm the agreement between Bally's Park Place, Inc. ("Bally's") and you with respect to severance compensation.

Although it is mutually understood that you will continue to serve as an employee-at-will during the term of your employment and your employment is subject to termination by Bally's for cause or no cause, Bally's and you have agreed to the following provisions:

     1. If your employment is terminated at any time within thirty-six (36) months from the date of this letter due to your death, your total disability for a period of at least six (6) consecutive months, your intentional or grossly negligent refusal to perform the duties which are reasonably assigned to you, your inability to so perform as a result of a determination by any governmental or judicial body (including any disqualification by a regulatory agency with jurisdiction over gaming), your fraud, dishonesty or other deliberate injury to Bally's, or your voluntary decision to leave its employ (unless under circumstances where Bally's has substantially changed the duties which you normally perform, has reduced your base salary or has substantially reduced your other compensation exclusive of discretionary bonus), you shall not be entitled to any severance compensation.

     2. If your employment is terminated for a reason other than stated above or for no reason within thirty-six (36) months of the date of this letter, you shall receive from Bally's a lump-sum amount equal to eighteen (18) months of your then current annual base salary, less

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C. Patrick McKoy
Page - Two -
March 15, 1993
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         applicable payroll deductions. In addition, you will continue to be covered under its life, disability and health insurance for the period of eighteen (18) months after termination; provided, however, that such disability and health benefits would be considered as being in lieu of COBRA benefits and excess to any other coverage you or your dependents may otherwise have under a benefit program of another employer or under Medicaid or similar public program.

Kindly indicate your acceptance of the terms and conditions stated above by signing the enclosed copy of this letter on the line provided and returning it to my office.

                                                  Very truly yours,



                                                  /s/ Wallace R. Barr
                                                  -------------------------
                                                  Wallace R. Barr,
                                                  President and Chief
                                                  Operating Officer



Agreed:



/s/ C. Patrick McKoy
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C. Patrick McKoy